EXHIBIT 3

AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN COMMERCIAL LINES HOLDINGS LLC

This Amendment (this “Amendment”), dated as of September 8, 2001, is to the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of American Commercial Lines Holdings LLC, a Delaware limited liability company (the “Company”), by and among those parties signatory hereto, such parties being members of the Company (collectively referred to as the “Members” or individually as a “Member”). Capitalized terms used herein but not otherwise defined shall have the meanings given in the Prior Agreement (as defined below).

WHEREAS, the Company (of which CSX was the initial member) was formed on February 3, 1998 pursuant to and in accordance with the Act; and

WHEREAS, in accordance with the Act and the Limited Liability Company Agreement of the Company, dated as of February 3, 1998, as amended and restated as of March 30, 1998, and as further amended and restated as of June 30, 1998 and April 27, 1999 (the “Prior Agreement”), the Members desire to, and hereby, clarify and, to the extent necessary, amend the Prior Agreement as set forth herein; and

WHEREAS, this Amendment is made pursuant to Section 12.6 of the Prior Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Amendment. The final sentence of Section 7.1(a) of the Prior Agreement is hereby deleted and replaced with the following:

To the fullest extent permitted by Applicable Law, except as otherwise expressly provided in the Agreement, each Representative shall have such rights and duties as are applicable to directors of a Corporation.

Section 1.02. Clarifications; Amendments. Notwithstanding anything in the Prior Agreement to the contrary,

(a) The Board of Representatives shall have the power to take any action that may be properly taken at a meeting by the unanimous written consent (in lieu of meeting) of the Representatives who have been designated and who are then in office. In furtherance of the foregoing, any action so taken by the unanimous written consent (in lieu of meeting) of the Representatives who have been designated and who are then in office prior to the date hereof is hereby ratified, affirmed and approved.

(b) Any Representative may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof. In furtherance of the foregoing, any action so taken by any Representative in person or by proxy (pursuant to a power of attorney) prior to the date hereof is hereby ratified, affirmed and approved.

Section 1.03. Prior Agreement. Except as explicitly aforesaid in this Amendment, the terms of the Prior Agreement are reaffirmed and unchanged, provided that, to the fullest extent permitted by Applicable Law, this Amendment shall be effective retroactive to June 30, 1998.

ARTICLE II

MISCELLANEOUS

Section 2.01. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AMENDMENT EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AMENDMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 2.02. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as in effect from time to time, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 2.03. Descriptive Headings. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

Section 2.04. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

Section 2.05. Gender and Number. Whenever required by the context, the singular number shall include the plural number, the plural number shall include the singular number, the masculine gender shall include the neuter and feminine genders and vice versa.

Section 2.06. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

Section 2.07. Entire Agreement. Except as otherwise expressly set forth herein, this Amendment, the Prior Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 2.08. No Waiver of Remedies. The failure of a Member to insist on the strict performance of any covenant or duty required by this Amendment, or to pursue any remedy under this Amendment, shall not constitute a waiver of the breach or the remedy.

Section 2.09. Remedies Cumulative. The remedies of the Members under this Amendment are cumulative and shall not exclude any other remedies to which the Member may be lawfully entitled. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

Section 2.10. Binding Effect. This Amendment shall be binding upon and inure to the benefit of all of the Members and their permitted successors, legal representatives, and assigns.

IN WITNESS WHEREOF, the Members of American Commercial Lines Holdings LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date first written above.

AMERICAN COMMERCIAL LINES HOLDINGS LLC

By: /s/ Michael C. Hagan
Name: Michael C. Hagan
Title: President and Chief Executive Officer